    As filed with the Securities and Exchange Commission on October 21, 1999

                                                    Registration No. 333-_______

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               H.B. FULLER COMPANY
             (Exact name of registrant as specified in its charter)

         Minnesota                                          41-0268370
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

1200 Willow Lake Boulevard
St. Paul, Minnesota                                         55110-5101
(Address of Principal Executive Offices)                    (Zip Code)


                               H.B. FULLER COMPANY
                     KEY EMPLOYEE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                                   Copy to:
Richard C. Baker                                   Jay L. Swanson
H.B. Fuller Company                                Dorsey & Whitney LLP
1200 Willow Lake Boulevard                         Pillsbury Center South
St. Paul, Minnesota  55110-5101                    220 South Sixth Street
(Name and address of agent for service)            Minneapolis, Minnesota 55402

                                 (651) 236-5900
          (Telephone number, including area code, of agent for service)
                            ------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                          Proposed maximum   Proposed maximum      Amount of
Title of securities to be                 Amount to be   offering price per  aggregate offering   registration
      registered                           registered        share(1)             price               fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value             100,000 shares      $58.625           $  5,862,500        $1,629.78
Deferred Compensation Obligations(2)      $15,000,000         100%              $ 15,000,000(3)     $4,170.00
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices for Common Stock on the Nasdaq National Market on October 19, 1999.

(2) The Deferred Compensation Obligations are unsecured obligations of H.B. Fuller Company to pay deferred compensation in the future in accordance with the terms of the H.B. Fuller Key Employee Deferred Compensation Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Documents containing the information specified in this Part I will be sent or given to eligible employees, as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

ITEM 1.       PLAN INFORMATION

ITEM 2.       REGISTRANT INFORMATION EMPLOYEE PLAN ANNUAL INFORMATION.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRTION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

              The following documents of H.B. Fuller Company (the "Company") which have been filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this registration
Statement:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended November 28, 1998;

         (b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since November 28, 1998; and

         (c) the description of the Company's Common Stock, par value $1.00 per share, contained in any registration statement filed by the Company under the Exchange Act, including any amendments or reports filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents.

ITEM 4.       DESCRIPTION OF SECURITIES.

         The securities offered hereby are shares of Common Stock of the Company and Deferred Compensation Obligations (as defined below) of the Company which are being offered to eligible employees of the Company and its participating affiliated corporations under the H.B. Fuller Key Employee Deferred Compensation Plan (the "Plan"). The Plan permits participants to eligible compensation and/or cash incentive compensation in accordance with the terms of the Plan. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of eligible compensation and cash incentive compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Deferred Compensation Obligations are denominated in U.S. Dollars or measured by the value of Company Common Stock and will be payable in the form of dollars or shares of Company Common Stock on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations that have been credited to participant's Company Common Stock accounts may be convertible into Common Stock of the Company, subject to the approval of the Plan by the Company's shareholders.

         In connection with the Plan, the Company has created a non-qualified grantor trust (the "Trust"), commonly known as a "Rabbi Trust." The assets held in the Trust are intended to be used to pay benefits payable under the Plan. The assets of the Trust are subject to the claims of general creditors of the Company.. As a result, the Deferred Compensation Obligations will be unfunded and unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amounts of eligible compensation and cash incentive compensation deferred by a participant (a "Deferral") will be credited with earnings and investment gains and losses by treating the Deferral as if it were invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment options periodically, subject to acceptance by the Compensation Committee. The Deferrals will not actually be invested in the investment options available under the Plan. Rather, the Trust will invest its assets in variable universal life insurance contracts on the lives of the participants. The Trust is the owner of the policies and the Trust is the beneficiary of such policies.

         The Company will also credit to participants' Deferral Company Matching Stock accounts certain amounts specified in the Plan related to and reduced by matching contributions under the Company's 401(k) plan. The Plan provides that the Company may audit a participant's Company Common Stock account with additional amounts, at its sole discretion.

         The Company reserves the right to amend the Plan at any time, including the right to completely terminate the Plan and distribute the benefits payable under the Plan to the participants in the Plan. No amendment will reduce the benefits credited to any participant's account as of the date of such amendment.

         A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Richard C. Baker, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is an employee and officer (Vice President, Secretary and General Counsel) of the Company. As of October 14, 1999, Richard C. Baker owned, directly or indirectly, 12,142 shares of the Company's Common Stock and is eligible for participation in the Plan.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bylaws provide that the Company will indemnify directors, officers and employees (and will advance expenses of such persons), for such expenses and liabilities, in such manner, under such circumstances, and to such extent as required or permitted by the Minnesota Business Corporation Act (the "MBCA"), Section 302A.521, as now enacted or hereafter amended.

         MBCA Section 302A.521 provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the Official Capacity (as such term is defined in Section 302A.521, Subd. 1(c)(1) and (2)), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in such person's Official Capacity (as such term is defined in Section 302A.521, Subd. 1(c)(3)), reasonably believed that the conduct was not opposed to the best interests of the corporation.

         The Company's Articles of Incorporation provide that a director of the Company is not personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for (a) liability based upon a breach of the director's duty of loyalty to the Company or its shareholders; (b) liability for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (c) liability based upon the payment of an improper dividend or an improper repurchase of the Company's stock under Section 302A.559 of the MBCA or upon violation of federal or state securities laws; (d) liability for any transaction from which the director derived an improper personal benefit; or (e) liability for any act or omission occurring prior to the date Article VI of the Company's Articles of Incorporation became effective. The Company's Articles of Incorporation also provide that, if the MBCA is subsequently amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company will be limited to the fullest extent permitted by the MBCA. Any repeal or modification of Article VI of the Company's Articles of Incorporation, which contains the aforementioned provisions regarding director liability and indemnification, will not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification, and will be made only upon the affirmative vote of 95.5% of votes represented by shares of the Common Stock and all series of Preferred Stock then outstanding voting as a single class of the Company present, in person or by proxy, at a meeting of shareholders duly called for such purpose.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.       EXHIBITS

Exhibit
Number            Description
---------        -------------
    4.1           H.B. Fuller Company Key Employee Deferred Compensation Plan.

    5             Opinion of Richard C. Baker

   23.1           Consent of Richard C. Baker (included in Exhibit 5).

   23.2           Consent of PricewaterhouseCoopers LLP

   24             Power of Attorney

ITEM  9.      UNDERTAKINGS

       (a)   The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii)
             of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 14, 1999.

                                  H.B. FULLER COMPANY


                                  By /s/ Albert P. L. Stroucken
                                    ----------------------------------------
                                      Albert P. L. Stroucken
                                      President and Chief Executive Officer
                                      and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


By /s/ Albert P. L. Stroucken                        Dated: October 14, 1999
  ----------------------------------------
     Albert P. L. Stroucken
     President and Chief Executive Officer
     and Director
     (principal executive officer)

By /s/ Raymond A. Tucker                             Dated: October 14, 1999
   ------------------------
     Raymond A. Tucker
     Chief Financial Officer and Treasurer
     (principal financial officer)

By /s/ David J. Maki                                 Dated: October 14, 1999
   ---------------------------------------
     David J. Maki
     Vice President and Controller
     (principal accounting officer)

By /s/ Anthony L. Andersen                           Dated: October 14, 1999
  -------------------------
     Anthony L. Andersen
     Chair, Board of Directors and Director

By /s/ Norbert R. Berg                               Dated: October 14, 1999
  ----------------------------------------
     Norbert R. Berg
     Director

By /s/ Edward L. Bronstien, Jr.                      Dated: October 14, 1999
  ----------------------------------------
     Edward L. Bronstien, Jr.
     Director

By /s/ Robert J. Carlson                             Dated: October 14, 1999
  ----------------------------------------
     Robert J. Carlson
     Director

By /s/ Freeman A. Ford                               Dated: October 14, 1999
  ----------------------------------------
     Freeman A. Ford
     Director


By /s/ Gail D. Fosler                                Dated: October 14, 1999
  ----------------------------------------
     Gail D. Fosler
     Director

By /s/ Reatha Clark King                             Dated: October 14, 1999
  --------------------------------------
     Reatha Clark King
     Director

By /s/ Walter Kissling                               Dated: October 14, 1999
  --------------------------------------
     Walter Kissling
     Director

By /s/ John J. Mauriel, Jr.                          Dated: October 14, 1999
  --------------------------------------
     John J. Mauriel, Jr.
     Director

By /s/ Lee R. Mitau                                  Dated: October 14, 1999
  --------------------------------------
     Lee R. Mitau
     Director

By /s/ Rolf Schubert                                 Dated: October 14, 1999
  --------------------------------------
     Rolf Schubert
     Director

By /s/ Lorne C. Webster                              Dated: October 14, 1999
  --------------------------------------
     Lorne C. Webster
     Director

                                  EXHIBIT INDEX


Exhibit Number             Description
--------------            -------------
    4.1           H.B. Fuller Company Key Employee Deferred Compensation Plan.

    5             Opinion of Richard C. Baker

   23.1           Consent of Richard C. Baker  (included in Exhibit 5).

   23.2           Consent of PricewaterhouseCoopers LLP

   24             Power of Attorney